Exhibit 2
                                                                       ---------

DALLAS S. CLEMENT                                    Cox Communications, Inc.
Senior Vice President                                1400 Lake Hearn Drive, N.E.
Strategy and Development                             Atlanta, Georgia 30319
                                                     (404) 843-5677
                                                     (404) 847-6029 fax
                                                     dallas.clement@cox.com

                                January 11, 2001


                                                       [COX COMMUNICATIONS LOGO]

FAX AND FEDERAL EXPRESS
-----------------------

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Attention:  Marilyn Wasser, Esq.
            Vice President -- Law and Corporate Secretary

Dear Marilyn:

      Reference is hereby made to the letter agreement dated March 28, 2000 among At Home Corporation, AT&T Corp., Comcast Corporation, Cox Communications, Inc. and certain of their respective subsidiaries (the "Letter Agreement") and the term sheets attached thereto as Annexes A, B and C (collectively, the "Term Sheets"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Letter Agreement and Term Sheets.

      In accordance with the terms and provisions of the Letter Agreement and the Term Sheet attached thereto as Annex A ("Term Sheet Annex A"), Cox hereby provides notice to AT&T of its exercise of the Put with respect to all Series A Shares owned directly or indirectly by Cox, which Series A Shares are presently held by Cox @Home, Inc. ("Cox @Home").

      Cox is electing to have the purchase price under the Put paid in AT&T Shares, the precise number of which shall be calculated in accordance with the terms of paragraph 1(b) of Term Sheet Annex A. To facilitate such an arrangement in accordance with paragraph 1(c) of Term Sheet Annex A, Cox proposes that it exchange its shares of Cox @Home with AT&T for AT&T Shares in a transaction intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code. Based on current market conditions Cox has assumed that the purchase price under the Put will be calculated on the basis of $48 per Series A Share.

      Notwithstanding this notice, our primary interest continues to be the transaction regarding Excite@Home that Cox and AT&T have been considering for the past six months. This notice is being sent in order to preserve Cox's position in the event that Cox and AT&T are not able to agree to terms for that preferred transaction.

      Please feel free to call me at (404) 843-5677 to discuss the foregoing.

                                    Very truly yours,

                                    COX COMMUNICATIONS, INC.

                                    By:  /s/Dallas S. Clement
                                       ---------------------------
                                       Name: Dallas S. Clement
                                       Title:Senior Vice President